COMMUNITY BANK
SPLIT DOLLAR INSURANCE AGREEMENT

Economic Benefit Regime – Endorsement method

This Split Dollar Life Agreement (the “Agreement”) is entered into as of this 24th day of August 2026, by and between Community Bank, a Pennsylvania-chartered bank (the “Bank”) and John H. Montgomery (“Executive”).
WHEREAS, Executive is the President and Chief Executive Officer of the Bank; and
WHEREAS, Executive and Bank entered into an employment agreement (the “Employment Agreement”), pursuant to which Executive and the Bank agreed to maintain this Agreement to provide Executive’s designated beneficiary or estate a death benefit pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon other terms and conditions hereinafter provided, the parties hereby agree as follows:
Article 1
General Definitions
The following terms shall have the meanings specified:
1.1    Administrator means the plan administrator described in Article 9.
1.2    Beneficiary means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of Executive. Unless Executive elects otherwise, Executive’s “Beneficiary” shall be the person or persons designated as “beneficiaries” with respect to Executive’s benefits payable under the Bank’s non-qualified supplemental executive retirement plan. If Executive dies without a valid beneficiary designation, then Executive’s surviving spouse shall be the “Beneficiary.” If Executive has no surviving spouse, Executive’s Beneficiary shall be Executive’s estate.
1.3    Code means the Internal Revenue Code of 1986, as amended.
1.4    Death Benefit means a death benefit equal to $500,000.00 less the value of the Initial Equity Awards, determined as of Executive’s date of death.
1.5    Executive’s Interest means the benefit set forth in Section 2.2.
1.6    Initial Equity Awards shall mean the 5,000 restricted stock awards and 15,000 stock option awards granted by the Company to Executive pursuant to the CB Financial Services, Inc. 2015 Equity Incentive Plan on August 31, 2020.
1.7    Insurer means the insurance company issuing the Policy on the life of Executive.
1.8    Net Death Proceeds means the total death proceeds of the Policy minus the greater of: (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.
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1.9    Policy means the specific life insurance policy or policies issued by the Insurer(s).
Article 2
Policy Ownership/Interests
2.1    Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after Executive’s Interest has been paid under Section 2.2 of this Agreement.
2.2    Executive’s Interest. If Executive’s death occurs during the term of this Agreement, Executive’s Beneficiary shall receive a death benefit in the amount of the lesser of: (i) the Death Benefit; or (ii) the Net Death Proceeds. Such amount is hereinafter referred to as the “Executive’s Interest,” and will be distributed to the Beneficiary in a cash lump within 90 days following Executive’s date of death.
Subject to the terms of this Agreement, the Bank hereby endorses Executive’s Interest to Executive and agrees to execute any other or further documents that may be required to effectuate this Agreement.
2.3    Code Section 1035 Exchanges. Executive recognizes and agrees that the Bank may wish, after this Agreement is adopted, to exchange the Policy of life insurance on Executive’s life for another contract of life insurance insuring Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating the Policy.
2.4    Termination of the Agreement. This Agreement shall terminate at 12:00 a.m., Eastern Standard Time, on October 1, 2030, or, if earlier, upon the distribution of Executive’s Interest in accordance with Section 2.2 of this Agreement.
    2.5    Suicide or Misstatement. The amount of Executive’s Interest payable to his Beneficiary may be reduced or eliminated if Executive: (i) fails or refuses to truthfully and completely supply such information or complete any forms as may be required by the Bank or Executive; (ii) fails or refuses to cooperate with the requests of the Bank or Executive in relation to this Agreement or the Policy; or (iii) Executive dies under circumstances such that the Policy does not pay a full death benefit, e.g., in the case of suicide within the suicide exclusionary period of the Policy, as applicable.
Article 3
Premiums and Imputed income
3.1    Premium Payment. The Bank shall pay any premiums due on the Policy.
3.2    Economic Benefit. The Administrator shall determine the economic benefit attributable to Executive based on the minimum amount required to be imputed under applicable regulations of the Internal Revenue Service or any subsequent applicable authority.

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3.3    Imputed Income. The Bank shall impute the economic benefit to Executive pursuant to Section 3.2 hereof on an annual basis, by adding the economic benefit to Executive’s Form W-2 - Wage and Tax Statement, or if applicable, Form 1099-Miscellaneous Income.
Article 4
Comparable Coverage
    The Bank may provide such benefit through a Policy purchased at, or prior to, the commencement of this Agreement, or may provide comparable insurance coverage to Executive through whatever means the Bank deems appropriate. If Executive waives or forfeits his right to the Executive’s Interest (including as a result of the expiration of this Agreement), the Bank may choose to cancel the Policy on Executive, or continue such coverage and become the direct beneficiary of the entire death proceeds.
Article 5
General Limitations
    No benefits shall be payable if the Insurer denies coverage for material misstatements of fact by Executive on any application related to the Policy or for any other reason, provided, however, that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.
Article 6
Assignment

Executive may not, without the prior written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policy nor any rights, options, privileges or duties created under this Agreement, other than the right to designate a Beneficiary from time-to-time.
Article 7
Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.
Article 8
Claims procedure
8.1    Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the claimant) shall make a claim for such benefits as follows:
8.1.1    Initiation of Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

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8.1.2    Timing of Administrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.
8.1.3    Notice of Decision. If the Administrator denies part of or the entire claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with:
(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of this Agreement on which the denial is based,

(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)    An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)    A statement of the claimant’s right, if any, to bring a civil action under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 502(a) following an adverse benefit determination on review.

8.2    Review Procedure. If the Administrator denies part of or the entire claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:
8.2.1    Initiation of Written Request. To initiate the review, the claimant, within 60 days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.
8.2.2    Additional Submissions of Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
8.2.3    Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the

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claim, without regard to whether such information was submitted or considered in the initial benefit determination.
8.2.4    Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.
8.2.5    Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with:
(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of the Agreement on which the denial is based,

(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 9
Administration of Agreement
9.1    Administrator Duties. This Agreement shall be administered by an Administrator, which shall consist of the Bank’s board of directors or such committee as the board shall appoint. The Administrator shall also have the discretion and authority to: (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement; and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.
9.2    Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.
9.3    Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

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9.4    Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.
9.5    Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the death of Executive and such other pertinent information as the Administrator may reasonably require.
Article 10
Miscellaneous
10.1    Binding Effect. This Agreement shall bind Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.
10.2    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge Executive. It also does not require Executive to remain an employee nor interfere with Executive’s right to terminate employment at any time.
10.3    Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
10.4    Entire Agreement. This Agreement (along with any beneficiary designation form, if applicable) constitutes the entire agreement between the Bank and Executive concerning the subject matter hereof. No rights are granted to Executive under this Agreement other than those specifically set forth herein.
10.5    Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.
10.6    Headings. Section headings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.
10.7    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice: (i) if to the Bank or to the Administrator for purposes of Article 8, the notice shall be sent to the Compensation Committee, Community, Barron P. “Pat” McCune, Jr., Corporate Center, 211 North Franklin Drive, Suite 200, Washington, PA 15301; and (ii) if to Executive, the notice shall be sent to the address of Executive on the Bank’s records, and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

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10.8    Amendment and Termination. This Agreement may not be terminated or amended except by an instrument in writing signed by the parties hereto.
10.9    Successors. By an assumption agreement in form and substance satisfactory to Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no succession had occurred.
10.10    12 U.S.C. § 1828(k). Any payments made to Executive pursuant to this Agreement are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.
[Signature Page to Follow]

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In Witness Whereof, the Bank and Executive have executed this Agreement as of the date first written above.
Executive:        The Bank:
John H. Montgomery        Community Bank

By:         By:
Title: President and Chief Executive Officer    Title: Compensation Committee Chair

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